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                                                            Exhibit 10-g
















                             ADC TELECOMMUNICATIONS
                         FITL MANAGEMENT INCENTIVE PLAN
                                FISCAL YEAR 1993



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I.    PLAN NAME AND EFFECTIVE DATE

The name of this Plan is the FITL Management Incentive Plan of ADC Telecommunications, Inc. ("Company") - Fiscal Year ("FY") 1993, effective November 1, 1992 through October 31, 1993.

II.   PURPOSE

The purpose of the Plan is to provide, with full regard to the protection of shareholders' investments, a direct financial incentive for eligible full-time management employees to strive continually to perform an effective leadership role and make a significant contribution to the FITL (Fiber in the Loop) Division and the Company's established goals.

III.  ADMINISTRATION

This Plan will be administered by a Management Incentive Plan Committee ("Committee") appointed and authorized by the Company's Board of Directors. Subject to the complete and full discretion of the Board of Directors, the Committee is authorized to make all decisions as required in administration of the Plan and to exercise its discretion to define, interpret, construe, apply, and make any exceptions to the terms of the Plan.

IV.   ELIGIBILITY

The Committee will establish rules of eligibility for participation in the Plan and determine eligibility in accordance with those rules. Participation will be effective as of the date approved by the Committee and will be communicated to the participant by an incentive opportunity statement ("Participant Form") specifying the target incentive level for the position held by the participant. No part-time employee will be eligible for the Plan, and no employee will become a participant in the Plan after May 1, 1993.

V.    TIME OF PAYMENT

Payments which become due under this Plan will be made as soon as administratively feasible following the close of the Company's fiscal year.

VI.   PLAN GOALS

The Plan reinforces annual goals which support the FITL Division's and the Company's long-term strategic plan. The FY 1993 goal categories and weights for FITL Management Incentive Plan participants are as follows:

      Corporate Operating Income             20%
      FITL Market Development                40%
      FITL System Development                40%

VII.  OVERALL PLAN OPERATION

As stated in Section VI above, 20% of the weight for each participant's incentive is based on the Company's operating income results. The corporate operating income goals appear on an Attachment to this document.

Achievement on each of the two FITL components of this Plan, i.e., Market Development and System Development, is expressed in terms of point values. For each of these two components, the points associated with threshold, target and maximum achievement and their corresponding payout percentages are as follows:

      Threshold                    3 points       30% of target
      Target                       6 points       100% of target
      Maximum                      10 points      200% of target

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Payouts for point totals between threshold and target, or between target and maximum, will be interpolated on a straight-line basis. Fractions of points will be counted.

A description of the Market Development and System Development components in this Plan appears in Sections VIII and IX.

VIII. FITL MARKET DEVELOPMENT COMPONENT

Points for this component are awarded for accounts which are signed up and/or "turned up" (equipment connected and operational) during FY 1993, and for which general product approval is obtained during FY 1993.

For purposes of this Plan, accounts are designated as either "major" or "other." Major accounts are limited to the following 13 organizations:

      7 Regional Bell Operating Companies (RBOCs)
      GTE
      United Telephone System
      Pentagon
      British Telecom (Business TPON)
      BEZEQ
      Telmex

For each major account that is signed up within FY 1993 for a lab trial, field trial, or first office application (FOA), 1 point will be awarded. For an account to be considered signed up, the following documentation must exist:

      Lab trial          Formal letter of intent
      Field trial        Formal letter of intent or purchase order, depending
                           on the account
      FOA                Purchase order

Although the account must be signed up during FY 1993 for the above 1 point to be awarded, the actual lab trial, field trial, and/or FOA does not have to occur during FY 1993.

For each major account that is successfully "turned up" in FY 1993, 2 additional points will be awarded for a successful lab trial. If a field trial and/or FOA is successfully completed, 3 points will be awarded. The maximum number of points per major account for this turn-up phase is 3 points. The success of any such turn-up operation must be documented in writing by the Manager of Technical Support - Customer Services Division.

For each major account for whom general product approval is obtained during FY 1993, 1 additional point will be awarded. General product approval must be confirmed by written notification of Approved Supplier status or similar documentation from the account.

A maximum of 5 points will be awarded for any one major account.

For accounts other than those identified as major, point credit will be one-half of the major accounts. A MAXIMUM OF TWO POINTS MAY BE AWARDED FOR ALL MARKET DEVELOPMENT ACTIVITIES FOR THOSE ACCOUNTS THAT ARE NOT CLASSIFIED AS A MAJOR ACCOUNT.

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A summary of the award points for major and other accounts appears below:


      EVENT                             MAJOR                         OTHER
      -----                             -----                         -----
      Account is signed up              1 point                       0.5 point

      System is turned up
            Lab trial only, or:         2 points, or                  1.0 point, or
            Field trial or FOA          3 points                      1.5 points

      General product approval          1 point                       0.5 points

                                        5 points                      2.0 points
                                   MAXIMUM PER ACCOUNT           MAXIMUM ALL MINOR ACCOUNTS


The above points apply to a full FITL system as specified on the attached "Addendum 1" based on the System Engineering Specification. The points do not apply to any special partially operational systems. However, in the event that trial of a partial system leads to additional trials of or approval for a full system during FY 1993, the above point schedule will be applied to that account.

In the event that an account is signed up during FY 1993 but subsequently during the Fiscal Year cancels plans to turn the system up, the sign-up point will not be awarded for that account.

IX.   FITL SYSTEM DEVELOPMENT COMPONENT

Points for this component are awarded for achieving any or all of 4 technical hurdles or milestones during FY 1993 based on the Type A ONU system:


      MILESTONE                                             DEADLINE        POINTS
      ---------                                             --------        -------
      Hardware Design Verification Testing                  7/31/93         1.5 points
      ("DVT") is completed per written plan

      Software System Design Verification Testing           7/31/93         1.5 points
      ("DVT") is completed per written plan

      Hardware B-Release is ready,                          9/30/93        1.5 points
      including preparation of all drawings
      and bills-of-material


      System Software B-Release is ready,                   9/30/93        1.5 points
      including preparation of all drawings
      or other documentation and bill-of-material


For purposes of this Plan, DVT will be considered completed when all tests and steps have been executed according to the written DVT plan and a complete listing of all problems identified during the testing phase has been prepared.

In the event that any of the above four milestones is achieved ahead of schedule, an additional 0.05 point per standard business week day will be awarded for that milestone, i.e., added to the original 1.5 points. Conversely, in the event that any of the above 4 milestones is behind schedule, 0.025 points per standard business week day up to and including October 31, 1993 will be subtracted for that milestone, i.e., subtracted from the original 1.5 points. Zero points will be awarded for any milestone that is not achieved by October 31, 1993. However, the Chief Executive Officer of the Company may at his discretion authorize milestone deadline changes for the purpose of this Plan if they are the result of customer-driven product development modifications and constitute a strategic redirection in product development. Any such changes must be authorized prior to the occurrence of the new milestone deadlines.

In addition to the points awarded for the above 4 milestones, 1 point may be awarded for each major new product development successfully achieved to customer evaluation during FY 1993 that is beyond the FITL business plan for FY 1993.
The definition of "major new product development successfully achieved to customer evaluation" will be determined at the end of FY 1993 for purposes of this Plan at the discretion of the Chief Executive Officer of the Company.

X.    COMPANY PERFORMANCE MINIMUM PAYOUT REQUIREMENTS

No portion of the incentive payout will be made to any participant under this Plan unless the Company's corporate net profits are in excess of a threshold rate of return on stockholders' equity ("ROE"). This rate has been established at 10%, after tax, based on stockholders' equity at the beginning of the Fiscal Year.

XI.   CALCULATION OF PAYMENTS

A. DETERMINATION OF ACHIEVEMENT AGAINST GOALS AND OBLIGATION TO MAKE PAYMENTS. The obligation to make payments under the Plan will be determined by achievement of Corporate and Business Unit goals determined by the Board of Directors.

B.    CALCULATION OF INDIVIDUAL PAYMENTS UNDER THIS PLAN IS A FUNCTION OF:

1. Target incentive opportunity - expressed as a percentage of an individual's FY 1993 earnings. The target % for each participant is designated on the "Participant Form".

2.    Participant's 1993 fiscal year base salary earnings

3.    Corporate and FITL performance against the established goals

4. Individual performance may or may not be used to adjust incentive awards. An individual award can be factored plus or minus 50% in increments of 1% to account for individual performance.

C. LIMITATION OF RIGHT PRIOR TO RECEIPT OF PAYMENT. No participant entitled to receive payment under the calculation determined by this Section VII and VIII will have any right to pledge, assign, or otherwise dispose of any unpaid portion of such payment.

XII.  SAMPLE INCENTIVE CALCULATION

To illustrate how incentive awards are calculated, assume a Plan participant has a target payout of 11% of base salary earnings of $60,000, or $6,600.

For the CORPORATE OPERATING INCOME GOAL, assume that the Company achieved its target operating income level.

For the FITL MARKET DEVELOPMENT COMPONENT, assume that:

- -     One major account was signed up in FY 1993 but did not complete any trials during the fiscal year.  Only 1 point would be awarded.

- -     A second major account signed up and completed a field trial and FOA during FY 1993, plus gave general product approval during FY 1993. One point would be awarded for being signed up, plus 3 points for the FOA, plus 1 point for general product approval, for a total of 5 points.

- -     One other account (non-major) was signed up for 0.5 point.

A total of 6.5 points would be achieved for this component.

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For the FITL SYSTEM DEVELOPMENT COMPONENT, assume that:

- -     Hardware DVT was completed on 7/31/93, so 1.5 points would be awarded.

- -     System Software DVT was completed on 8/14/93 (10 days late).  One-quarter of a point or 0.25 (0.025 x 10) would be subtracted from the target of 1.5 points for a final point value of 1.25 points.

- -     Hardware B-release was completed 5 days ahead of schedule.  One-quarter of a point or 0.25 (0.05 x 5) would be added to the target of 1.5 points for a final point value of 1.75 points.

- -     System Software B-release was completed on 9/30/93, so 1.5 points would be awarded.

A total of 6 points would be awarded for this component.

The following calculations illustrate how the incentive award would be determined:


      Goal/Component                Points        Achievement         Weight
      --------------                ------        -----------         ------
      Corporate operating income     N/A            100.0%             20%
      FITL Market Development        6.5            112.5%             40%
      FITL System Development        6.0            100.0%             40%


Calculation of Payment:
($60,000 x 11% Target x 20% Corporate Operating Income weight x 100% achievement) +
($60,000 x 11% Target x 40% FITL Market Development weight x 112.5% achievement) +
($60,000 x 11% Target x 40% FITL System Development weight x 100% achievement) =

                                        $6,930.00

XIII. EFFECT OF CHANGE IN EMPLOYMENT STATUS

VOLUNTARY RESIGNATION: A participant who voluntarily resigns full-time employment prior to the end of the Fiscal Year will relinquish all rights to any payment under the Plan.

CHANGE BASED UPON UNSATISFACTORY JOB PERFORMANCE: A participant who is involuntarily terminated or transferred to a non-eligible position for reasons of unsatisfactory job performance will relinquish all rights to any payment under this Plan.

CHANGE BASED UPON JOB ELIMINATION: Subject to the approval of the Committee, a participant who is involuntarily terminated or transferred to a non-eligible position because of a job elimination may retain the right to a pro-rata payment based upon the time served in the eligible position during the Fiscal Year.


CHANGE BASED UPON A PROMOTION/DEMOTION: A current participant who is promoted or demoted from an incentive eligible position to another incentive eligible position during the Fiscal Year will have a pro-rata calculation of payment based upon the time served in each position during the Fiscal Year.

CHANGE BASED UPON TRANSFER BETWEEN CORPORATE AND BUSINESS UNIT PARTICIPANT
CATEGORIES: A current participant who transfers between the Corporate staff and FITL Business Unit or between different Business Units with different goals during FY 1993 will have a pro-rata calculation based on the goals and length of time spent in the respective participant categories.

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XIV.  AMENDMENT OR TERMINATION OF PLAN

The Board of Directors reserves and retains the right to modify, rescind or terminate this Plan in whole or in part, at its discretion, and nothing in this Plan limits this right in any way or creates any rights in any employee of future participation in this Plan or any other plan, or constitutes any guarantee of compensation or employment with ADC. Further, neither the Board of Directors nor the Company has any obligation under this Plan or otherwise to adopt this or any other plan in any future fiscal year.